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------                                               OMB APPROVAL
FORM 5                                               OMB Number:  3235-0362
------                                               Expires: October 31, 2001
                                                     Estimated average burden
                                                     hours per response..... 1.0

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/x/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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1. Name and Address of Reporting Person(1)     2. Issuer Name and Ticker or Trading Symbol     7. Individual or Joint/Group Filing
                                                                                                  (Check applicable line)
                                                                                                    x  Form filed by One Reporting
   Kalitta       Conrad              A.        Kitty Hawk, Inc. (KTTY)                            ---- Person
                                                                                                       Form Filed by More Than One
                                                                                                  ---- Reporting Person
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  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for
                                                  Number of Reporting        Month/Year
                                                  Person , if an Entity
 1010 James L. Hart Parkway                       (Voluntary)

-------------------------------------------           12/99               -------------------
                 (Street)                                                 5. If Amendment,
  Ypsilanti        MI              48197                                     Date of Original
-------------------------------------------                                  (Month/Year)
  (City)         (State)              (Zip)
                                                                          6. Relationship of Reporting Person to
                                                                             Issuer (Check all applicable)
                                                                              x  Director       x 10% Owner
                                                                             ----              ---
                                                                                 Officer (give    Other (Specify
                                                                             ----        title ---       below)
                                                                                         below)


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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     8/9/99        4        500        D          $9.11       3,948,650            D              N/A
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Common Stock                     8/9/99        4      1,600        D          $9.17       3,947,050            D              N/A
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Common Stock                     8/9/99        4     18,700        D          $8.92       3,928,350            D              N/A
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Common Stock                     8/11/99       4      4,200        D          $8.92       3,924,150            D              N/A
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Common Stock                     12/3/99       4        700        D          $8.04       3,923,450            D              N/A
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Common Stock                     12/6/99       4      2,000        D          $8.04       3,921,450            D              N/A
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Common Stock                     12/6/99       4      1,800        D          $7.86       3,919,650            D              N/A
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Common Stock                     12/7/99       4      2,000        D          $7.79       3,917,650            D              N/A
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Common Stock                     12/9/99       4      2,500        D          $7.42       3,915,150            D              N/A
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Common Stock                     12/10/99      4      6,000        D          $7.42       3,909,150            D              N/A
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Common Stock                     12/13/99      4      3,000        D          $7.29       3,906,150            D              N/A
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Common Stock                     12/14/99      4      3,700        D          $7.04       3,902,450            D              N/A
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Common Stock                     12/15/99      4     3,300         D          $6.92       3,899,150            D              N/A
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

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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Explanation of Responses:

                                                                                            /s/ Conrad A. Kalitta      March 3, 2000
                                                                                           --------------------------  -------------
                                                                                           Signature of Reporting Person(1)  Date


      Note. File three copies of this form, one of which must be manually signed.                                         Page 2
If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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